Exhibit 4.6

English Translation

Asset Management and Operating Service Agreement

between

China Life Insurance Company Limited

and

China Life Investment Management Company Limited

Table of Contents

1.	DEFINITIONS AND INTERPRETATION	1

2.	INVESTMENT MANAGEMENT OF ENTRUSTED ASSETS	4

3.	ENTRUSTED OPERATIONS	19

4.	INVESTMENT CAPS	24

5.	INVESTMENT GUIDELINE	24

6.	REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES	26

7.	PARTY A’S RIGHTS AND OBLIGATIONS	28

8.	PARTY B’S RIGHTS AND OBLIGATIONS	29

9.	RISK CONTROL	33

10.	INSPECTION, SUPERVISION AND REVIEW	34

11.	THIRD PARTY COST AND EXPENSE	35

12.	CONFLICTS OF INTEREST AND PROHIBITED ACTIVITIES	36

13.	CONFIDENTIALITY	38

14.	BREACH OF CONTRACT AND INDEMNIFICATION	39

15.	FORCE MAJEURE	40

16.	TERMINATION	40

17.	PERFORMANCE	42

18.	NOTICES	43

19.	ASSIGNMENT	43

20.	SEVERABILITY	44

21.	GOVERNING LAW AND DISPUTE RESOLUTION	44

22.	EFFECTIVENESS, COUNTERPARTS AND OTHERS	44

i

This Asset Management and Operating Service Agreement (the “Agreement”) was entered into by and between the following two parties in Beijing on December 27, 2021 in accordance with applicable laws, regulations and rules:

•	China Life Insurance Company Limited (“Party A”)

Address: China Life Plaza, 16 Financial Street, Xicheng District, Beijing

•	China Life Investment Management Company Limited (“Party B”)

Address: Unit 1703, 17 (14)/F, 5 Jinghua South Street, Chaoyang District, Beijing

(Party A and Party B are hereinafter referred to, individually as a “Party”, and collectively the “Parties”.)

WHEREAS,

(1)	Party A is a duly organized and validly existing joint stock company engaged in life insurance business;

(2)

Party B is a duly organized and validly existing insurance asset management company having the License of Insurance Asset Management Company issued by the CBIRC; Party B is a wholly-owned subsidiary of Party A’s controlling shareholder China Life Insurance (Group) Company.

THEREFORE, based upon the principles of equality and mutual benefit and through friendly negotiations, the parties agree as follows:

1.	Definitions and Interpretation.

1.1

“Regulators” refers to organizations that perform supervision and regulation over insurance companies, insurance asset management company and use of insurance funds according to applicable laws and regulations, including but not limited to China Banking and Insurance Regulatory Commission (“CBIRC”), the People’s Bank of China, State Administration of Foreign Exchange and State Administration of Taxation.

1.2

“Alternative Investments” refers to equity investment, investment in real estate investment and non-standard financial products and securitization financial products using insurance funds as permitted by the Regulators.

1.3

“Equity” refers to equity interests in a joint stock company or limited liability company that is duly organized and registered within or outside of the PRC and not publicly listed on any securities exchange.

1.4	“Real Estate” refers to any land, building and any other structure attached to the land within or outside of the PRC.

1.5

“Non-standard Financial Products” refers to non-standard financial products invested with insurance funds as permitted by the Regulators, the underlying assets of which are non-financial securities assets as determined by Party B such as equity and real estate, including debt investment plans, equity investment plans, asset-backed plans, trust companies’ trust plans of assembled funds and debt to equity investment plans issued with Party B as the sponsor or a participant, as well as any other financial products invested with insurance funds as permitted by the Regulators and recognized by both parties.

1.6

“Securitization Financial Products” refers to any wealth management products of commercial banks, credit asset-backed securities of banking financial institutions and special assets management schemes of securities companies (and their subsidiaries), fund management companies and subsidiaries of a fund, which are permitted for investment using insurance funds by the Regulators, the investment targets of which are Equity and Real Estate and the underlying assets of which shall be determined by Party B, as well as any other financial products invested with insurance funds as permitted by the Regulators and recognized by both parties.

1.7

“Equity/Real Estate Funds” refers to any funds which have clear investment strategies and make portfolio investment, or equity or real estate funds which are established for the purpose of investing in specific underlying assets, including existing equity/real estate funds and new equity/real estate funds sponsored and established by Party B’s Subsidiary who acts as a general partner or a fund manager.

1.8

“Existing Projects/Existing Entrusted Investment Assets” refers to the Entrusted Investment Assets entrusted by Party A to Party B for investment management before the promulgation and implementation of the Notice on Matters Related to Optimizing the Supervision of Investment Management Capabilities of Insurance Institutions (Yin Bao Jian Fa [2020] No. 45 (hereinafter “Document No. 45”) which haven’t been exited as of the effective date hereof, including equity/real estate direct investments, equity/real estate funds, non-standard financial products and securitization financial products.

1.9

“Newly Entrusted Investment Projects/Newly Entrusted Investment Assets” refers to newly entrusted investment assets entrusted by Party A to Party B for investment management after the promulgation and implementation of Document No. 45, including non-standard financial products and securitization financial products. During the term hereof, if the Regulators explicitly allow an insurance asset manager to invest in equity/real estate funds as entrusted, with the consent of Party A, such funds can also be included in the scope of newly entrusted investment assets, and relevant rates and investment quotas will be negotiated by both parties at that time.

1.10

“Entrusted Investment Assets” refers to existing entrusted investment assets and newly entrusted investment assets, including but not limited to investment funds transferred by Party A to the Fund Account from time to time in accordance with this Agreement, the assets formed by Party B’s entrusted investment and the income generated in the process of investment management of such assets, but excluding the funds transferred out of the Fund Account by Party A.

1.11

“Entrusted Investment Management” refers to the professional investment, operation and relevant management and services provided by Party B at its own discretion with respect to Party A’s investment of its insurance funds in the Entrusted Investment Assets such as Non-standard Financial Products and Securitization Financial Products within the scope of insurance fund investment delineated in the Insurance Law of the People’s Republic of China (“Insurance Law”), other applicable laws and regulations and applicable rules of the Regulators, in accordance with this Agreement and in the name of Party A, and limited by the Investment Guideline formulated in written form and amended by Party A and as submitted to Party B in accordance with this Agreement. Such services shall include (without limitation) to project selection, due diligence, engagement of intermediaries, investment decision-making, negotiation and execution of agreements, investment closing, product management, daily management of fund accounts, subsequent management of investments and exits of investment projects. Subsequent management in relation to existing equity/real estate projects is subject to Section 2.6.2 hereof.

1.12

“Entrusted Operation Assets” refers to equity/real estate fund investment assets as a result of Party A’s investment decisions made at its own discretion for which Party B shall provide operational services as entrusted by Party A hereunder (for the avoidance of doubt, including equity/real estate funds for which Party A has signed subscription agreements before the effective date hereof).

1.13

“Entrusted Operation” refers to post-investment operation services provided by Party B for Party A’s investment in equity/real estate funds (including such funds invested by Party A before the effective date hereof) in accordance with relevant Chinese laws, administrative regulations and relevant regulations of the Regulators, including but not limited to assisting Party A in post-investment related reports and statements submission, risk management, regulatory inspection and accounting management, solvency management (including penetration management of non-underlying assets) and filing of related party transactions.

1.14

“Investment Guideline”, or “the Investment Management Guideline for the Entrustment of China Life Investment Management Company Limited by China Life Insurance Company Limited”, refers to the written document formulated by Party A for the purpose of carrying out the entrusted investment business and operating services hereunder and amended by Party A from time to time as maybe required, defining the scope of investment, categories and proportions of the investment by Party B; setting forth the limitations on investment strategies, service requirements, risk control and performance evaluation methods; and providing, among other things, objectives of investment return. The Investment Guideline and this Agreement together shall constitute the entire transaction document between Party A and Party B with respect to the subject matter hereof.

1.15

“Escrow Fund Account” refers to the bank escrow account opened or designated by Party A in accordance with external regulatory rules and entrusted for management by Party B. Such Fund Account is used exclusively for the deposit of entrusted investment funds and entrusted operation funds hereunder and the settlement of entrusted investment businesses and entrusted operation businesses.

1.16

“Custodian/Custodian Bank” refers to the commercial bank qualified to keep custody of Party A’s entrusted investment assets and operation assets and having other qualifications required by the Regulators, which is designated by Party A to keep custody of the entrusted assets under this Agreement.

1.17

“Party A Instructions” refer to the instructions to transfer out funds and the Strategic Investment Decisions (Instructions) made by Party A to Party B in written with respect to matters relating to the investment and management of Party A’s entrusted investment assets and operation assets and which Party B is required to implement. Under urgent circumstances, Party A may make such instructions by phone, however, it shall provide written confirmation promptly after such circumstances have ended.

1.18	“Subsidiary” refers to any company over which Party B directly or indirectly controls.

1.19	“SSE” refers to Shanghai Stock Exchange.

2.	Investment Management of Entrusted Assets.

2.1	Scope of Authorization.

2.1.1

Party A shall entrust the entrusted assets to Party B for investment management, provided that Party A shall have the ownership of the entrusted assets and their investment gains. During the term of this Agreement, Party A shall retain the ownership of the entrusted assets and shall be entitled to investment gains of, and bear the investment losses of, the entrusted assets. However, Party B shall bear the losses incurred due to Party B’s action unauthorized under this Agreement and Investment Guideline without Party A’s consent or Party B’s failure to act according to Party A Instructions, Party A Notice and Party A Reminder.

2.1.2	The scope of investment management of entrusted assets is as set forth in Section 1.11.

2.1.3

Party A shall, within thirty (30) business days following the execution of this Agreement or at any other time mutually agreed by both parties, carry out such authorization procedures necessary to enable Party B to engage in project selection, due diligence, engagement of intermediaries, investment decision-making, negotiation and execution of related investment agreements, daily management of Fund Accounts, regulatory filing, closing, subsequent management (including operation and management of Real Estate) and exits of investment projects in relation to the investment management, for the purpose of this Agreement and within the scope of authorization by Party A; provided, however, that Party B may not engage in activities that may not be delegated from Party A to Party B in accordance with applicable laws, regulatory requirements and corporate governance of Party A.

The Parties agree and confirm that Party B may retain the services of attorneys, auditors, appraisers and other professionals in the name of Party B for the purpose of the entrusted investment management hereunder, and at the cost of Party B.

2.2	Opening Fund Accounts.

2.2.1

Party A shall designate or open Fund Accounts at a commercial bank or commercial banks mutually agreed upon by the Parties in the name of Party A, based on product types (e.g., traditional insurance products, participating insurance products), and for the purposes of increasing or decreasing the amount of entrusted Investment Assets hereunder.

2.2.2

Party A shall authorize Party B to conduct day-to-day management of the Fund Account. Party B shall establish strict internal control system for fund management, and be responsible for the safety, compliance and orderly management of the Fund Account.

(1) Party B shall be responsible for safekeeping and use of the reserved seals of the Fund Account;

(2) Party B shall directly issue instructions of fund transfer and settlement to Custodian Banks with which the Fund Accounts are opened.

(3) Party B shall not open a new Fund Account for the Alternative Investments or close an existing Fund Account unless a written consent has been obtained from Party A.

(4) In relation to Fund Accounts entrusted to Party B, all liabilities resulting from violation of laws and regulations of China and other countries concerned shall be borne by Party B.

2.2.3

Party A may issue to Party B, in written form (including by emails, same below), fund transfer instructions with respect to the investment and management of the entrusted assets, and Party B shall be obligated to carry out such instructions. In the event of emergency, Party A may issue the instruction via telephone; provided, however, Party A shall confirm such instruction in written form immediately after the end of the emergency. In principle, Party B shall complete the transfer within one (1) working day after Party A issues an instruction.

2.3	Independence of the Entrusted Assets.

2.3.1

Party B hereby covenants that entrusted assets shall be kept separate from the proprietary assets and other assets managed by Party B. Party B may not mix up the entrusted assets with the proprietary assets and other assets managed by Party B, and may not handle any entrusted assets for any purpose outside of those provided in this Agreement.

2.3.2

Rights and obligations arising out of Party B’s management, use and disposal of entrusted assets shall not be set off by rights and obligations arising out of the self-owned assets of Party B. Rights and obligations arising out of Party B’s management, use and disposal of entrusted assets shall not be set off by rights and obligations arising out of Party B’s management and use of the assets entrusted to it by others.

2.3.3

In the event that civil disputes arise between Party B and other companies, entities, individuals or any third party, Party B shall take reasonable actions to ensure entrusted assets will not be seized, frozen, or set off. Without Party A’s consent in writing, no security, mortgage or pledge shall be created on entrusted assets.

2.3.4

B shall not allow its creditors to enforce or take any measures against Party A’s entrusted investment assets against debts not arising from Party A’s entrusted investment assets. Party B shall take reasonable actions to ensure that such creditors will not exert rights on entrusted assets.

2.3.5	In the event that Party B is liquidated due to dissolution, cancelation, or declaration of bankruptcy under the law, entrusted assets shall not be listed as its bankruptcy assets.

2.4	Investment Decisions

2.4.1

As for entrusted investment management projects hereunder, Party B shall diligently perform its duties and conduct due diligence investigation on its own, engage in negotiation of agreements, analysis of investment value and risks, analysis of the legitimacy and compliance concerning the investment, engage in investment decision-making on its own and assume decision-making risks and responsibilities for compliance control. All decisions and acts of Party B shall not hinder or otherwise adversely affect the legal rights and the exercise thereof of Party A and shall not cause any risks to Party A caused by non-compliance with PRC laws, administrative regulations, rules of the CBIRC as well as the laws and regulations of countries concerned and regulatory rules for listed companies either in China or abroad.

2.4.2

Under any regulatory rules, for any investment projects hereunder that constitute or may constitute a connected transaction of Party A, Party B shall, based on the list of related parties provided or updated by Party A from time to time and according to applicable laws, regulations, regulatory rules for listed companies and Party A’s company policies and rules, cooperate with Party A with respect to relevant corporate governance procedures and information disclosure matters such as review by board of directors and/or shareholders meeting, and Party B shall be responsible for the authenticity, accuracy, completeness and compliance of the information provided by Party B to Party A. Party A will determine whether an investment project constitutes a connected transaction of Party A based on the information provided by Party B and determine what decision making procedures will be taken based on the transaction amount. If it constitutes a connected transaction of Party A that requires review and disclosure, Party B shall not carry out the investment until it is approved by Party A; provided that, Party A’s prior approval is not required for connected transactions exempted from review and disclosure in the form of connected transactions as stipulated in the Measures for the Administration of Connected Transactions of Insurance Companies (Yin Bao Jian Fa [2019] No. 35) and/or its alternative rules, however, Party B shall ensure that the implementation of such transactions will not lead either party hereto to violate the amount and/or proportion restrictions of the CBIRC on connected transactions of insurance companies and other legal compliance requirements.

2.4.3

For avoidance of any doubt, Party A will be only responsible for reviewing whether an investment project constitutes a connected transaction of Party A, fair pricing of a connected transaction and fee structure, and will not make any judgment on investment decisions. If any investment project constituting a connected transaction needs to be submitted to Party A’s board of directors and/or shareholders meeting for review, Party A shall notify Party B in a timely manner, and in principle, Party B shall request Party A in writing at least twenty (20) business days before the meeting of board of directors to conduct relevant review procedures and prepare meeting materials for Party A, and both parties shall maintain good communication on the arrangement of Party A’s corporate governance meeting. Party A will carry out relevant procedures based on the project materials provided by Party B and Party B shall not be exempted from its responsibilities regarding the Entrusted Investment Management such as investment decision-making because of Party A’s conducting relevant procedures. If Party A’s related parties increase or change due to project investment, Party B shall notify Party A in writing as soon as possible and remind Party A to update its list of related parties.

2.5	Execution of Investment Agreement and Payment of Investment Funds.

2.5.1

Within the scope of authorization set forth in Appendix 1 and Appendix 2 hereto, Party B is entitled to execute investment agreements for projects and other relevant documents on behalf of Party A. Party A doesn’t need to go through a separate internal approval process. Within the scope of authorization, for matters that require signature of Party A as a result of state policies and regulatory requirements or other matters that require signature of Party A, Party B shall submit a written request to Party A for signing at least five (5) business days in advance, and Party A shall cooperate in a timely manner to complete relevant signing process. Unless otherwise agreed in Section 2.6.2 hereof, Party A will not conduct a substantive review over the documents to be signed and relevant matters, and Party B shall be responsible for the authenticity, accuracy, completeness and compliance of the documents to be signed, and while conducting signing application processes, Party B shall not be exempted from its responsibilities regarding the Entrusted Investment Management such as investment decision-making.

2.5.2

Party B shall specify in the executed investment agreements the payment terms, payment method and payment date for the investment funds and shall, after signing the investment agreements, examine whether the payment terms for the investment fund of the investment project have been satisfied in accordance with the investment agreements, decide the amount and time of the payment. Party B shall submit a formal transfer application to Party A prior to the payment of the investment funds, with transfer application and time requirements subject to relevant annual Investment Guidelines. Party A shall make payment of the investment funds according to the transfer application and transfer procedures from Party B and Party B shall fully validate the feasibility and compliance of the payment method and be responsible for the accuracy, timeliness and compliance of the payment of investment funds for the investment projects.

2.6	Post- investment Management and Exit from Investment Projects.

2.6.1

For Investment Assets entrusted hereunder, Party A entrusts Party B to carry out an entire investment management process from initial investment to exiting from investment project, which includes, without limitation:

(1) to carry out, in the name of Party A, change of business license, title registration and other matters that are the responsibilities of Party A under the investment agreements;

(2) to accept the delivery of investment portfolio in accordance with the investment agreements, to establish, in the name of Party A, project companies, special purpose vehicles (SPV), relevant partnership enterprises and other legal entities for the purpose of performing entrusted investment management (such entities are established for the sole purpose of project investment), to appoint directors, supervisors and senior officers of portfolio companies, and exercise all powers and rights of Party A under the investment agreements;

(3) to be responsible for project operation and management, including retention of professional service agencies for project operation and management based on the need of the project and making requests to Party A for transfer of the funds required by the project operation and management; for the operation and management of Real Estate, Party B may purchase operation and management services from its Subsidiaries. Operation and management of Real Estate include, among others, lease of property, property promotion plan and its execution, tenant services, engineering management such as renovation, daily operation and property management supervision, financial management, and documentary management.

(4) to attend shareholder meetings, board meetings and supervisor meetings, partner meetings and beneficiary meetings of portfolio companies on behalf of Party A, and to cast vote on relevant proposals. To handle disputes related to investment projects on behalf of Party A, including but not limited to litigation, arbitration and administrative penalties.

(5) to be responsible for daily post-investment management services, including but not limited to assisting Party A in regulatory filing, risk management, accounting management, solvency management (including non-underlying asset penetration management), connected transaction management, emergency disposal, project post-investment valuation, stress test, etc.

(6) Party B shall be responsible for the exiting of a project (including but not limited to the selection of timing of exit and the way of income realization), the formulation, proposal, decision-making and specific implementation of solutions to major management matters.

2.6.2

For existing investment equity/real estate projects entrusted by Party A to Party B for investment management before the promulgation and implementation of Document No. 45, according to this Agreement and the Investment guideline, Party B shall provide post-investment management services (including real estate operation management) to Party A, mainly including assisting Party A in regulatory filing, risk management, accounting management, solvency management (including non-underlying penetration management), connected transaction management, emergency disposal, post-investment valuation of a project, stress test, management of non-major post investment matters of relevant projects, proposal of exit plan, etc. Major post investment management matters of a project (including extension of investment period of existing direct investment projects, increase or decrease of investment scale outside an agreed scope, major reorganization and replacement of a project; transfer of shares held in an existing indirect investment project, transfer of shares from other partners, early dissolution of the partnership, extension of exit period beyond the contract, etc. (if necessary)) and exit of direct investment projects, Party B shall formulate solutions or exit plans for major issues and submit them to Party A for prior approval. Party A shall be solely responsible for obtaining relevant approvals; approved plans shall be implemented by Party B, and Party B shall be responsible for post-investment management service and compliance management.

2.6.3

In case of follow-up investments in an existing investment project, relevant work and procedures shall be conducted with reference to provisions on newly entrusted investment projects (including but not limited to Section 2.1, Section 2.4, Section 2.5 and this section) under this Agreement.

2.6.4

In case of maintaining investment projects, as approved by Party A, Party B shall return investment gains generated during the process of investment management and already transferred to the Fund Account to account(s) designated by Party A within two (2) business days.

2.6.5

In case of exiting from investment projects, the Parties shall conduct relevant work and procedures with reference to the provisions on newly entrusted investment projects under this Agreement (including but not limited to Section 2.1, Section 2.4, Section 2.5 and this section). As approved by Party A, Party B shall return the project investment fund and investment gains to account(s) designated by Party A within two (2) business days, and notify Party A as required by it in a timely manner.

2.6.6

In case of exiting from investment projects, or selling equity interests in investment projects to Party A’s related parties, which constitutes a connected transaction of Party A or requires disclosure on such transaction, Parties shall conduct relevant work and procedures with reference to the provisions on investment projects under this Agreement (including but not limited to Section 2.1, Section 2.4, Section 2.5 and this section).

2.7	Reports.

2.7.1

Unless otherwise provided in this Agreement, Party B shall complete all regulatory filings of the investment projects concerning the entrusted assets such as submission for application, filing, reporting and registration by the time and in the form as required by the CBIRC and other Regulators for the Alternative Investments, and shall be responsible for compliance control and CBIRC required scoring process. If the relevant Regulator specifies that it is required to be handled by the entrusting party, or the relevant regulatory system does not support the entrusted party to handle the regulatory filing on its behalf, Party B shall, as required by Party A, try its best to assist Party A in preparing relevant filing materials, and assist Party A in handling the filing work (but the case that Party A handles regulatory filing by itself will not impair Party B’s compliance management responsibility according to this paragraph and the scoring responsibility required by the CBIRC).

2.7.2

Party B shall monitor and maintain records of performance of this Agreement and connected transactions hereunder according to applicable rules of the place where Party A is listed and regulatory rules of the CBIRC and other regulators, and provide all information on connected transactions by the time and in the form as required by Party A to assist Party A to complete appropriate reporting and disclosure.

2.7.3

During the term of this Agreement, specific requirements for Party B to report information of Party A’s Entrusted Investment Assets (including but not limited to entrusted investment report, financial and risk management report, etc.) are subject to recently issued Investment Guidelines provided by Party A.

2.7.4

Party B shall, in accordance with external regulatory, disclosure and internal management requirements of Party A, prepare financial reports under both PRC accounting standards and accounting principles as required by the stock exchange on which Party A is listed, and provide other accounting information required by Party A.

2.7.5

Party B shall ensure that reports, statements, descriptions and information described under the foregoing Sections are true, complete, prompt, accurate and compliant. Reports provided by Party B shall fully reflect its professional ability and service quality, and fully reveal and reflect all kinds of risks faced by the Entrusted Investment Assets.

2.7.6

Party A shall have the ownership of the data and files generated by the operation and management of entrusted assets under this Agreement. Party A shall have the right to obtain all the information, such as business data, transaction data and financial condition, relating to entrusted assets and investments thereof. Party A shall have the right to read, inspect, duplicate accounting statements, related books, and vouchers of entrusted assets, and transaction records, computer data, agreements, resolutions and relevant management system of investment business, as well as documents and statements requested by Party A under this Agreement, and shall have the right to request Party B to make necessary explanations. If Party A requires in writing in advance, Party B shall submit the originals of such business data, transaction data, financial conditions and other materials to Party A in good conditions according to Party A’s requirements.

2.8	Accounting Responsibility.

2.8.1

Party A, as the owner of the Entrusted Investment Assets, shall provide to Party B the accounting method and assets valuation method of the Entrusted Investment Assets under PRC Enterprise Accounting Principles and International Financial Reporting Standards. Valuation of the Entrusted Investment Assets shall be conducted in accordance with provisions of applicable laws and regulations and the valuation method issued by Party A.

2.8.2

Party B shall, in accordance with Party A’s requirements, conduct accounting and financial management of entrusted assets, and be responsible for the quality of the accounting work as well as its truthfulness, accuracy and compliance. Party B shall, in accordance with tax regulations and Party A’s requirements, continue to strengthen tax management, carefully conduct tax treatment, provide Party A with taxation advices and provide in a timely manner relevant reports, statements and other materials pursuant to requirements of the Regulators.

2.8.3

Party B shall obtain VAT special invoices for costs and expenses payable by Party A during the entrusted investment (except for costs and expenses incurred abroad). Party B shall review and verify such obtained VAT special invoices and make appropriate deductions, and provide information such as input tax data collection form on a monthly basis to ensure proper deductions of input tax for the Entrusted Investment Assets.

2.8.4

Party B shall be equipped with sufficient financial employees to satisfy the accounting management needs of the entrusted investment, and accept guidance and training of Party A in relation to financial matters.

2.9	Reconciliation.

2.9.1

Party B shall reconcile the Fund Accounts within ten (10) business days following the end of each calendar month. Party B must ensure current accounts with Party A and the Custodian Bank selected by Party A are clear and consistent.

2.9.2

Party B shall retain paper-based accounting files including but not limited to records, accounting documents, books and statements related to the investment management of entrusted assets in their entirety for no less than thirty (30) years, and accounting documents and general ledger data (including annual and monthly summary data) must be retained permanently. Party B shall be responsible for loss or destruction of any accounting documents. Party B’s responsibility for retention of accounting files will not be released by virtue of termination of the custody agreement, and Party B shall continue performing its responsibilities in relation to retention, enquiry and duplication of accounting files after termination of the custody agreement.

2.9.3

The frequency and method of reconciliation with the Custodian Bank and Party A in relation to entrusted assets shall be compliant with the score requirement of CBIRC’s C-ROSS IRR (Classified Regulation) in relation to financial management and operation risks and other requirements of the Regulators.

2.10	Investment Management Fee, Product Management Fee, Service Fee for Operation and Management of Real Estate and Performance Incentive Payment.

2.10.1

Pricing Principles. The Parties shall abide by fair general commercial terms in good faith and decide the price based on market principles. Party A shall pay the investment management fees, product management fee, service fee for operation and management of Real Estate and performance incentives to Party B according to this Agreement.

2.10.2	Calculation of Investment Management Fee.

During the term hereof, Party A shall pay Party B an investment management service fee for existing projects, which is subject to the investment management service fee rates determined in the entrusted investment management agreement and the entrusted investment guidelines applicable at the time of relevant projects. For projects with disputes over the investment management service fee rates, both parties can otherwise enter into an agreement.

2.10.3	Calculation of Product Management Fee

During the term hereof, in principle, Party B will charge a product management fee (including the investment consulting fee charged by Party B as agreed in product specific contracts) and other fees for Newly Entrusted Investment Assets, and there will be no additional investment management service fee. The product management fee shall be set in reference to rates for similar financial products issued by a third party in the market and confirmed by both parties after considering the market environment and management method, and will be set forth in a specific contract, and shall not exceed 0.6% per annum (inclusive) and shall not be less favorable then the product management fee rate offered by Party B to any other purchasers for such a transaction. If 20% or more of the shares of such products are purchased by third parties in the market, Party A will pay the product management fee at the same rates.

2.10.4	Calculation of Service Fee for Operation and Management of Real Estate

(1)

The Service Fee for Operation and Management of Real Estate refers to the operation and management service fee for Party B’s operation of underlying properties of existing real estate projects as entrusted by Party A. The fee includes annual basic management service fee and performance management incentive fee.

(2)

The annual basic management service fee equals to 3%-6% of EBITDA of the year. EBITDA = net profit + income tax + fixed asset depreciation + intangible asset amortization + amortization of long-term deferred expenses + repayment interest. The specific rates of the annual basic management service fee will be listed in the annual investment guidelines after negotiation between both parties according to the market conditions, project operation stages and annual asset operation estimates.

(3)

Performance incentive fee: Party B may pay performance incentive to Party B’s Subsidiary that actually provides operation services, and the incentive scheme shall be formulated by Party B at its discretion. For the avoidance of doubt, Party A shall not incur such performance incentive expenses with Party B or Party B’s Subsidiary.

(4)

Commencement date for fee calculation: where properties are acquired through asset purchases, for constructions in progress, the completion acceptance filing date is the commencement date, and for completed projects, the title delivery date is the commencement date; where properties are acquired through equity transfer, the registration date for equity changes is the commencement date.

2.10.5	Calculation of Performance Incentive Payments

(1) Performance share

For existing non-fixed return projects (investment projects with non-fixed return as the main purpose, which mainly rely on the value-added sale of the Entrusted Investment Assets to receive exit gains and have non-fixed return in the holding period), during the term hereof, Party A shall not only pay the investment management service fee according to Section 2.10.2 hereof, but also pay the performance share to Party B or its Subsidiary according to the internal rate of return (IRR) of the project at the time of project exit. In principle, Party A only pays the performance share to one entity (Party B or its Subsidiary), and the threshold value of the performance share is 8% in principle. The specific method of sharing is to withdraw a performance sharing portion at the time of project exit (when 8% < IRR ≤ 10%, 15% profit share will be withdrawn for the portion exceeding 8%; when IRR > 10%, 15% profit share will be withdrawn for the portion exceeding 8%; 20% profit share will be withdrawn for the portion exceeding 10%).

For new non-fixed return projects (mainly equity investment plans), during the term hereof, Party A shall not only pay the product management fee according to Section 2.10.3 hereof, but also pay the performance share (the specific name of the fee shall be subject to the specific product contract) to Party B or its Subsidiary according to the project’s internal rate of return (IRR) at the time of project exit. The specific sharing method shall refer to the standards in the preceding paragraph and be specifically agreed in the product contract at arms length.

(2) Floating management fee

According to the annual performance assessment results of Party B based on the Investment Guidelines, Party A shall pay Party B a floating management fee which is the floating management fee charging base multiplied by a floating percentage (the percentage ranges from negative 10% to positive 10%). When the management fee goes down, it shall be directly deducted from the investment management service fee paid by Party A to Party B.

Floating management fee charging base = current investment management service fee * charging factor; the charging factor shall not exceed 0.2. The floating management charging factor, calculation and payment method during the term hereof shall be listed in the Investment Guidelines.

2.10.6	Payment of Investment Management Fee and Service Fee for Operation and Management of Real Estate

(1)

In the event that Party B fails to diligently perform its responsibilities regarding compliance and control which causes relevant legal compliance issues to Party A, in addition to Party B’s liability for breach of contract and compensation for the direct losses, Party A is entitled to deduct the investment management fee as appropriate.

(2)

The investment management fee and service fee for operation and management of Real Estate shall be settled each quarter. Party B shall, within five (5) days (postpone in case of public holidays) after the end of each quarter, send the soft copy of the list and calculation basis for the fee payable for the previous month to Party A. Party A shall review the report within ten (10) business days upon the receipt of such report, and shall notify Party B by phone or email after confirming the report. Party B shall provide Party A with the hard copy of the list and calculation basis for the fee payable for the previous month and issue legal and valid VAT special invoices recognized by Party A.

(3)

If Party A has disagreement over the aforementioned report, bills and breakdowns, it shall, within ten (10) working days after notifying Party B in writing, produce sufficient evidence showing that the amounts of the investment management fee and the service fee for operation and management of Real Estate are unreasonable. Both parties shall immediately negotiate on resolution of such disagreement, until the amount of the fee is determined.

(4)

If Party A finds correct or has not presented any disagreement, it shall, within thirty (30) business days after receiving hard copy of the aforementioned report, the list and calculation basis of management fee and invoice, pay the management fee.

2.10.7	Payment of Product Management Fee

The product management fee shall be charged by Party B according to the time, frequency and method agreed in a specific product contract.

2.10.8	Payment of Performance Share

During the term hereof, Party A shall pay within the time agreed in the Investment Guidelines or otherwise negotiated by both parties after approrpriate performance sharing standards are met.

2.10.9	Payment of Floating Management Fee

(1)

Within the term of this Agreement, in case a floating management fee is payable as agreed herein, the Parties shall, in accordance with Section 10.6 hereof, within ten (10) business days after the proposal for performance incentive fee/underperformance penalty is determined by Party A or other period agreed by the Parties, calculate the floating management fee pursuant to paragraph (2) of Section 2.10.5 hereof, and confirm the fee in writing.

(2)

Party A shall, within ten (10) business days after a floating management fee is confirmed in accordance with paragraph (2) of Section 2.10.5 hereof in written form, pay the floating management fee as agreed by the Parties to the account(s) designated by Party B in writing.

3.	Entrusted Operations

3.1 Scope of Service

For entrusted operation matters in relation to equity/real estate funds invested by Party A at its own discretion, Party B will only provide management services for daily operation matters as described herein, such as assisting Party A in submitting relevant post-investment reports and statements, risk management, regulatory inspection, accounting management, solvency management (including non-underlying asset penetration management) and connected transactions, and for material investment matters such as contract signing, capital contribution and payment, distribution and exit in relation to underlying projects of equity/real estate funds, as well as information disclosure under fund agreements, shall still be performed and managed by fund managers in accordance with relevant provisions of the fund agreements.

3.2	Connected Transactions

For connected transactions of Party A involved in the entrusted operations hereunder, Party A shall clarify applicable local listing rules and regulatory rules, requirements and standards of the CBIRC and other Regulators to Party B. Party B shall monitor and maintain a record in relation to the performance of this Agreement and connected transactions of equity/real estate funds hereunder according to the requirements of Party A, provide all information on connected transactions at the time and in the form as required by Party A, and assist Party A in completing reporting and disclosure.

3.3	Reporting and Submission

Party B shall, in accordance with Section 2.7 hereof, perform statistical analysis, preparation and submission of regular and irregular reports and statements related to the entrusted operations; if the Regulators or Party A have other preparation and submission requirements for the entrusted operations beyond the above provisions, Party B shall follow the instructions of Party A, and the specific requirements shall be subject to the current Investment Guideline provided by Party A.

3.4    Party B shall, in accordance with external regulatory, disclosure and internal management requirements of Party A, prepare financial reports under both PRC accounting standards and accounting principles as required by the stock exchange on which Party A is listed, and provide other accounting information required by Party A.

3.5    Party A shall provide Party B with specific submission time, preparation requirements and standards for reports and statements, and Party B shall ensure the authenticity, accuracy, integrity, timeliness and compliance of the above reports, statements, descriptions and information.

3.6    Party A shall have the ownership of the data and files generated by the operation and management of entrusted assets under this Agreement. Party A shall have the right to obtain all the information, such as business data, transaction data and financial condition, relating to entrusted assets and investments thereof. Party A shall have the right to read, inspect, duplicate accounting statements, related books, and vouchers of entrusted assets, and transaction records, computer data, agreements, resolutions and relevant management system of investment business, as well as documents and statements requested by Party A under this Agreement, and shall have the right to request Party B to make necessary explanations. If Party A requires in writing in advance, Party B shall submit the originals of such business data, transaction data, financial conditions and other materials to Party A in good conditions according to Party A’s requirements.

3.7	Accounting Responsibility.

3.7.1

Party A, as the owner of the Entrusted Operation Assets, shall provide to Party B the accounting method and assets valuation method of the Entrusted Investment Assets under PRC Enterprise Accounting Principles and International Financial Reporting Standards. Valuation of the Entrusted Investment Assets shall be conducted in accordance with provisions of applicable laws and regulations and the valuation method issued by Party A.

3.7.2

Party B shall, in accordance with Party A’s requirements, conduct accounting and financial management of entrusted assets, and be responsible for the quality of the accounting work as well as its truthfulness, accuracy and compliance. Party B shall, in accordance with tax regulations and Party A’s requirements, continue to strengthen tax management, carefully conduct tax treatment, provide Party A with taxation advices and provide in a timely manner relevant reports, statements and other materials pursuant to requirements of the Regulators.

3.7.3

Party B shall obtain VAT special invoices for costs and expenses payable by Party A during the entrusted investment (except for costs and expenses incurred abroad). Party B shall review and verify such obtained VAT special invoices and make appropriate deductions, and provide information such as input tax data collection form on a monthly basis to ensure proper deductions of input tax for the Entrusted Investment Assets.

3.7.4

Party B shall be equipped with sufficient financial employees to satisfy the accounting management needs of the entrusted investment, and accept guidance and training of Party A in relation to financial matters.

3.7.5	Account opening and fund transfer

(1)

Party A shall designate or open Fund Accounts at a commercial bank or commercial banks mutually agreed upon by the Parties, based on product types (e.g., traditional insurance products, participating insurance products), and for the purposes of increasing or decreasing the amount of Entrusted Investment Assets hereunder. The custodian bank of the custody fund account shall be designated by Party A, and the account shall be opened in the name of Party A.

(2)

Party A shall authorize Party B to conduct day-to-day management of the Fund Account. Party B shall establish strict internal control system for fund management, and be responsible for the safety, compliance and orderly management of the Fund Account.

a)	Party B shall be responsible for safekeeping and use of the reserved seals of the Fund Account;

b)	Party B shall directly issue instructions of fund transfer and settlement to Custodian Banks with which the Fund Accounts are opened.

c)	In relation to Fund Accounts entrusted to Party B, all liabilities resulting from violation of laws and regulations of China and other countries concerned shall be borne by Party B.

(3)

Party A may issue to Party B, in written form (including by emails, same below), fund transfer instructions with respect to the investment and management of the entrusted assets, and Party B shall be obligated to carry out such instructions. In the event of emergency, Party A may issue the instruction via telephone; provided, however, Party A shall confirm such instruction in written form immediately after the end of the emergency. In principle, Party B shall complete the transfer within one (1) working day after Party A issues an instruction.

(4)

For payment matters in the entrusted operation business, the fund manager shall directly issue a payment notice to Party A in accordance with the provisions of the fund agreement. Party A will send payment instructions to Party B after the payment process is completed. Party B shall try its best to notify the custodian to transfer funds to the account agreed in the payment notice according to Party A’s payment instructions after Party A’s funds enter into such custody fund account. Dividends in the entrusted operation business shall be transferred by the fund manager to the custody fund account of Party A according to the fund agreement, and Party B shall notify the custodian to transfer the dividends back from the custody fund account to the capital contribution account of Party A.

3.7.6	Reconciliation.

(1)

Party B shall reconcile the Fund Accounts within ten (10) business days following the end of each calendar month. Party B must ensure current accounts with Party A and the Custodian Bank selected by Party A are clear and consistent.

(2)

Party B shall retain paper-based accounting files including but not limited to records, accounting documents, books and statements related to the investment management of entrusted assets in their entirety for no less than thirty (30) years, and accounting documents and general ledger data (including annual and monthly summary data) must be retained permanently. Party B shall be responsible for loss or destruction of any accounting documents. Party B’s responsibility for retention of accounting files will not be released by virtue of termination of the custody agreement, and Party B shall continue performing its responsibilities in relation to retention, enquiry and duplication of accounting files after termination of the custody agreement.

(3)

The frequency and method of reconciliation with the Custodian Bank and Party A in relation to entrusted assets shall be compliant with the score requirement of CBIRC’s C-ROSS IRR (Classified Regulation) in relation to financial management and operation risks and other requirements of the Regulators.

3.8	Entrusted Operation Fee

3.8.1

The entrusted operation fee rate for equity/real estate funds is 0.02% per annum. The charging base of the entrusted operation fee is the paid-in balance of equity/real estate funds invested and decided by Party A after the effective date of this Agreement (for the avoidance of ambiguity, the paid-in balance does not include the investment amount recovered by Party A, the same below), which is denominated in RMB.

When Party A and Party B’s Subsidiary who acts as the fund manager agree on the management fee for a new equity/real estate fund, Party A will fully consider the payment of the entrusted operation fee to Party B to ensure that the sum of the management fee for a new equity/real estate fund and the entrusted operation fee does not exceed the management fee for equity/real estate funds of the same type and the same management difficulty invested by Party A before the effectiveness of this Agreement.

3.8.2

The entrusted operation fee shall be charged quarterly within the duration of the Entrusted Operation Assets. Current entrusted operation fee =Σ paid-in amount of a single entrusted operation asset in the current period x the entrusted operation fee rate of the single entrusted operation project x (the actual duration days of the entrusted operation project in the current period / the actual days of the current year).

3.8.3	Payment of Entrusted Operation Fee

(1)

In the event that Party B fails to diligently perform its responsibilities regarding compliance and control which causes relevant legal compliance issues to Party A, in addition to Party B’s liability for breach of contract and compensation for the direct losses, Party A is entitled to deduct the investment management fee as appropriate.

(2)

The investment management fee and service fee for operation and management of Real Estate shall be settled each quarter. Party B shall, within five (5) days (postpone in case of public holidays) after the end of each quarter, send the soft copy of the list and calculation basis for the fee payable for the previous month to Party A. Party A shall review the report within ten (10) business days upon the receipt of such report, and shall notify Party B by phone or email after confirming the report. Party B shall provide Party A with the hard copy of the list and calculation basis for the fee payable for the previous month and issue legal and valid VAT special invoices recognized by Party A.

(3)

If Party A has disagreement over the aforementioned report, bills and breakdowns, it shall, within ten (10) working days after notifying Party B in writing, produce sufficient evidence showing that the amounts of the investment management fee and the service fee for operation and management of Real Estate are unreasonable. Both parties shall immediately negotiate on resolution of such disagreement, until the amount of the fee is determined.

(4)

If Party A finds correct or has not presented any disagreement, it shall, within thirty (30) working days after receiving hard copy of the aforementioned report, the list and calculation basis of management fee and invoice, pay the management fee.

4. Investment	Caps

In consideration of the current situation of the alternative investment management between the Parties, as well as the need in connection with the growth of Party A’s Alternative Investments business within the coming years and daily liquidity arrangements for the investment fund, both Parties reasonably expect and agree that during the term of this Agreement, the cap amounts for the funds entrusted to Party B for Alternative Investments by Party A and the remuneration to be received by Party B from Party A shall be as follows:

4.1

The contractual amount of the Newly Entrusted Investment Assets to be entrusted by Party A to Party B pursuant to this Agreement for management in 2022 will not exceed RMB65 billion or its equivalent in foreign currency, the contractual amount to be entrusted in 2023 will not exceed RMB65 billion or its equivalent in foreign currency, and the contractual amount to be entrusted in 2024 will not exceed RMB65 billion or its equivalent in foreign currency.

4.2

The investment management fee, product management fee, service fee for operation and management of Real Estate, performance incentive fee (including floating management fee and performance share for projects with non-fixed return, the same below) and the entrusted operation fee payable to Party B pursuant to the Agreement will not exceed RMB2 billion or its equivalent in foreign currency in 2022, the investment management fee, product management fee, service fee for operation and management of Real Estate, performance incentive fee and the entrusted operation fee payable to Party B pursuant to the Agreement will not exceed RMB2 billion or its equivalent in foreign currency in 2023, and the investment management fee, product management fee, service fee for operation and management of Real Estate, performance incentive fee and the entrusted operation fee payable to Party B pursuant to the Agreement will not exceed RMB2 billion or its equivalent in foreign currency in 2024.

5. Investment	Guideline.

5.1	Delivery of Investment Guideline.

Within the term of this Agreement, Party A shall formulate the Investment Guideline on a yearly basis and, within twenty (20) business days following the start of each year, provide to Party B in written the Investment Guideline. If Party A does not provide the Investment Guideline in a timely manner, the Investment Guideline most recently delivered by Party A shall apply to Party B’s management of entrusted assets and entrusted operation business. The Statement of Service Standards will be distributed together with the annual Investment Guideline.

5.2	Amendment to Investment Guideline.

5.2.1

During the term of this Agreement, Party A may amend the Investment Guideline from time to time as it deems necessary and shall provide to Party B any such amendment. Party B shall, starting from the date on which it receives Party A’s notice on the amendment to Investment Guideline, conduct the investment operation in accordance with the amended Investment Guideline.

5.2.2	Party A shall consult with Party B for its professional opinion in formulating or revising the Investment Guideline in accordance with this Agreement, and Party B shall provide such opinion.

5.3	Changes to Investment Guideline.

5.3.1

If Party B has disagreement over the amended Investment Guideline, it shall, within ten (10) working days after receiving the notice, notify Party A and state its reasons in written. Party A shall, within ten (10) working days after receiving Party B’s notice, give written response. During such disagreement period, Party B shall implement the original Investment Guideline;

5.3.2	If Party A decides to keep the amendment, Party B shall comply. If Party A withdraws the amendment, the original Investment Guideline shall apply.

6. Representations	and Warranties of Both Parties.

6.1	Representations and Warranties of Both Parties.

Each Party hereto shall make the following representations and warranties to the other Party that:

6.1.1

It shall have the capacity and capability to execute and perform this Agreement, and shall have the full rights and authorization to execute this Agreement, including, without limitation, approvals, consents or permits from relevant government departments and regulatory authorities, as well as the internal corporate authorizations; and

6.1.2

Its execution and performance of this Agreement shall not be in conflict with its current articles of association, internal by-laws, or any other agreements, documents and obligations to which it is a party, and shall not be in violation of any current laws, regulations, rules, judgments, verdicts, administrative authorizations, orders or decisions applicable to both parties.

6.2	Party A’s Representations and Warranties.

6.2.1

It shall ensure that the Entrusted Investment Assets and the Entrusted Operation Assets are from legal sources and can be legally invested by Party B in accordance with relevant provisions and requirements of laws, regulations and regulatory authorities, and the Entrusted Operation Assets are the assets legally held by Party A. It shall ensure that Investment Guideline and investment instructions it provides to Party B under this Agreement shall comply with applicable laws and regulations as well as regulations and requirements of the CBIRC and other regulators;

6.2.2

It shall bear any losses on the Entrusted Investment Assets, the Entrusted Operation Assets or other funds of Party A arising from the operational risks of other parties to the transactions, including, without limitation, the liquidation of relevant banks; However, losses incurred due to Party B’s willfulness or gross negligence shall be assumed by Party B; and

6.2.3

It shall acknowledge and agree that Party B shall not make undertakings or guarantees for the investment gains of the Entrusted Investment Assets and the Entrusted Operation Assets under this Agreement, and shall not undertake or guarantee that the Entrusted Investment Assets and the Entrusted Operation Assets shall not suffer losses, provided that Party B has fulfilled its duty as a good faith and reasonable manager in accordance with this Agreement.

6.3	Party B’s Representations and Warranties.

6.3.1

Within the term of this Agreement, it has all qualifications required for managing the Entrusted Investment Assets and the Entrusted Operation Assets of Party A, and it shall be equipped with experienced professionals appropriate for the scale and categories of the Entrusted Investment Assets and the Entrusted Operation Assets to be in charge of the investment and management of entrusted assets.

6.3.2	It shall have established sound internal risk controls, inspection and audit, financial management and personnel administration systems and ensure the effectiveness of internal controls;

6.3.3

It shall establish adequate and reliable catastrophe recovery system as soon as possible, and maintain the feasibility and effective implementation of the system. Such catastrophe recovery system shall be able to handle various risks, calamities and disasters, and ensure that it shall, after the occurrence of catastrophes, continue to perform such obligations as investment management, liquidation and settlement, and cash management within the time period as requested by Party A, and comply with the basic business requirements on the management of entrusted assets and entrusted operations; and

6.3.4	It shall not engage in activities prohibited by this Agreement and other activities prohibited by laws, regulations and regulatory authorities.

7. Party	A’s Rights and Obligations.

7.1	Party A’s Rights.

7.1.1	It shall have the ownership and relevant rights of entrusted assets and investment gains thereof;

7.1.2

It shall be entitled to the economic benefits that are supposed to belong to it due to Party B’s unfair treatment to the entrusted assets, Party B’s self-owned assets and other assets entrusted by a third party;

7.1.3	It shall have the right to supervise, inspect, examine and evaluate the investment of entrusted assets and entrusted operating services under this Agreement;

7.1.4

It shall have the right to give instruction on issues which may exist in respect of the operation and management of investment, entrusted operating services and investment services, liquidation and settlement, financial accounting, accounting valuation and risk controls by Party B, as well as service quality, and to advise on improvement;

7.1.5	It shall, within the duration of this Agreement, have the right to designate a third party Custodian as according to regulatory policies or business needs;

7.1.6	It shall have the right to send instructions, notices and reminders to Party B within the scope of this Agreement;

7.1.7	It shall have the right to replace investment manager in accordance with this Agreement;

7.1.8

Subject to regulatory requirements and Party B’s obligations to other entrusting parties, it may check the accounting system of Party B and request Party B to state the reasons for significant issues in writing;

7.1.9	Such other rights as provided herein; and

7.1.10	Such other rights as provided by laws and regulations.

7.2	Party A’s Obligations.

7.2.1

Party A shall, in accordance with this Agreement, pay fees for the management of entrusted assets, product management fee, service fee for the operation and management of Real Estate, performance incentive, entrusted operation fee and related payments and expenses in a timely manner, and such amounts are all VAT inclusive. Party B will not otherwise charge for any VAT and surcharges applicable to the business hereof in addition to the amounts set forth herein unless agreed in writing by both parties;

7.2.2

Party B shall provide Party A with legal and valid VAT special invoices that are recognized by Party A for the investment management fees, product management fee, service fee for the operation and management of Real Estate, performance incentives and entrusted operation fee receivable hereunder. For losses of Party A in enterprise income tax caused by Party B’s failure to provide legal and valid certificates that are recognized by Party B, Party B agrees it will indemnify against such losses (or make corresponding deductions from settlement amounts).

7.2.3	It shall formulate and provide Investment Guideline in a timely fashion;

7.2.4

It shall provide to Party B periodically materials and data information regarding legal compliance as well as regulatory requirements on insurance companies issued by the CBIRC. It shall promptly consult with Party B in regard to any significant event that may affect cash flow, such as significant changes of insurance market, company products and adjustment to channel strategies. With respect to the transfer of relatively large-scale fund as requested by the debtor of entrusted assets, it shall, without impairing Party B’s rights hereunder, consult with and notify Party B in advance, and cooperate with Party B to lessen the effect of such transfer on investment of entrusted assets;

7.2.5	It shall, within the term of this Agreement, take any necessary actions to assist Party B in performing its obligations hereunder, including, without limitation, execution of necessary documents;

7.2.6	Such other obligations as provided herein; and

7.2.7	Such other obligations as provided by laws and regulations.

8. Party	B’s Rights and Obligations.

8.1	Party B’s Rights.

8.1.1

Unless otherwise provided by laws, regulations or this Agreement, subject to the terms and conditions hereof and the Investment Guideline, Party B shall have the right to conduct investment management and make investment instructions with respect to entrusted assets under this Agreement, without giving prior notice to Party A;

8.1.2	Carry out the entrusted operating services hereunder in accordance with applicable laws, regulations, relevant provisions of the Regulators and this Agreement.

8.1.3

It shall collect the investment management fees, product management fee, service fee for the operation and management of Real Estate, performance incentives and entrusted operation fee in accordance with this Agreement;

8.1.4	It shall have the right to give professional advice on the formulation and amendment of Investment Guideline;

8.1.5	It shall have the right to give professional advice on the choice and examination by Party A of third party independent Custodian;

8.1.6

Party B shall have the right hereunder to designate itself and/or an appropriate Subsidiary of Party B to carry out specific performances based on specific entrusted investment management matters, where Party B shall ensure that its Subsidiary will comply with the obligations and responsibilities of Party B hereunder.

8.1.7	Such other rights as provided herein; and

8.1.8	Such other rights as provided by laws and regulations.

8.2	Party B’s Obligations.

8.2.1

Party B shall ensure that its qualification to manage the Entrusted Investment Assets and the Entrusted Operation Assets remains current and valid during the term of this Agreement, and ensure that it always has the ability of credit risk management, the ability of product management under debt investment plans and the ability of product management under equity investment plans. It shall honestly, carefully and diligently manage the Entrusted Investment Assets and provide entrusted operating services, and shall ensure that the Entrusted Investment Assets of Party A and entrusted operating services of Party B comply with laws, administrative regulation, relevant CBIRC rules and other applicable regulations. In the event of any legal risks with respect to non-compliance with Chinese laws, administrative regulations, relevant CBIRC rules and other applicable regulations due to Party B’s intention or gross negligence, Party B shall take all measures to resolve such issues. If, as a result, there is any adverse effect caused to Party A, including suffering any economic losses or causing any administrative penalties and civil actions, Party B shall be responsible to compensate any direct losses suffered by Party A;

8.2.2

Party B shall, in accordance with laws, regulations, regulatory requirements, this Agreement, Investment Guideline and Party A’s written instructions, conduct Entrusted Investment Management, provide entrusted operating services and respond effectively to Party A Notices and Party A Reminders in a timely fashion and take necessary actions to implement such notices and reminders. Party B shall take full consideration of the effect of tax when making an investment decision and shall fully assess the tax costs and tax risks when operating investment business. According to current tax laws and regulations, tax payment obligations (and withholding obligations) of the two parties arising hereunder shall be borne respectively by each Party;

8.2.3

Party B shall periodically provide to Party A the forecast of needs for fund expenses in relation to the Entrusted Investment Assets and the Entrusted Operation Assets and information that may be subject to significant change and shall communicate with Party A in a timely manner. With respect to relatively large-scale needs for fund expenses, Party B shall consult and notify Party A in advance and shall actively cooperate with Party A with respect to fund planning and cash flow management.

8.2.4

Party B shall, in accordance with this Agreement and the Investment Guideline, perform obligations such as special management, accounting responsibility, report obligation, risk control, file management, system management and other service obligations;

8.2.5

Party B shall actively assist and cooperate with Party A when Party A entrusts the independent custody of the Entrusted Investment Assets to third party. Both parties shall enter into written agreement additionally to provide for such matters as Party B’s obligations and work process in regard to the custody of assets;

8.2.6	It shall cooperate with outside auditor consented to by Party A in the audit of entrusted assets;

8.2.7	It shall initiatively assist in the implementation of Party A’s investment management system and financial system, provide relevant data required by such implementation;

8.2.8

It shall cooperate with Party A in the inspection of the Entrusted Investment Assets and the Entrusted Operation Assets, and within a reasonable period, provide provisional data and material required by regulatory authorities and management of Party A;

8.2.9

It shall notify Party A promptly of any loss on the Entrusted Investment Assets, the Entrusted Operation Assets or funds of Party A as a result of operating risk of other party to the transaction, and shall have the right of recourse in the name of Party A or Party A’s investment manager or fiduciary in accordance with Party A’s authorization;

8.2.10

According to Basic Regulations on Corporate Internal Control (and the complementary Implementation Guidelines for Corporate Internal Control), Evaluation Guidelines for Corporate Internal Control and Audit Guidelines for Corporate Internal Control jointly issued by the Ministry of Finance, the China Securities Regulatory Commission (CSRC) and other regulatory authorities, and the United States Sarbanes Oxley Act, as a company controlled by Party A, Party B is obliged to conduct the evaluation of internal control and internal audit accepting external auditors. Party B shall be subject to the quality inspection of the annual internal control self evaluation by Party A, and report the results of such evaluation as requested by Party A;

8.2.11	Party B shall return the project investment fund and investment gains to account(s) designated by Party A within two (2) business days following exit from investment projects.

8.2.12

Party B shall share with Party A the outside research sources and communication opportunities with respect to the Entrusted Investment Assets and the Entrusted Operation Assets, and regularly provide Party A with training opportunities in relation to Alternative Investments either in China or abroad;

8.2.13

Party B shall be solely responsible for the Entrusted Investment Management hereunder. In case of designation as described in Section 8.1.6, Party B shall and hereby warrants it will cause its Subsidiary to perform specific entrustment management matters according to the terms and conditions agreed herein.

8.2.14

Party B promises that if Party B or its Subsidiary has major system and process changes, major system failures, changes in the investment management personnel responsible for Party A’s entrusted investment management business or entrusted operation business (including but not limited to investment team personnel, risk control and compliance management personnel), Party B shall immediately notify Party A by telephone, e-mail, etc, and at the same time, make reasonable judgment and evaluation on the adverse impact of the above-mentioned emergencies or abnormalities on the performance of this Agreement, and provide relevant explanatory materials. Party A shall have the right to require Party B to solve any problems within a time limit or provide an emergency plan.

8.2.15	Such other obligations as provided herein; and

8.2.16	Such other obligations as provided by laws and regulations.

9.	Risk Control.

9.1

Party B shall, in accordance with relevant rules and requirements of regulatory authorities, form risk management department and establish sound investment management system and risk control system, inspect and supervise the investment of entrusted assets and entrusted operating services. It shall inform Party A in a timely fashion of abnormalities or violations in the transactions of the entrusted assets and entrusted operating services. In case of designation as described in Section 8.1.6, such Subsidiary of Party B shall be covered by the aforesaid investment management system and risk control system, and Party B shall cause its Subsidiary to comply with such systems and Party B’s obligations hereunder. Party A may inspect the establishment and implementation of the investment management, entrusted operating services and risk control systems by Party B, and Party B shall give adequate cooperation for the risk management measures taken by Party A with regard to the Entrusted Investment Assets and the Entrusted Operation Assets.

9.2

Party B shall formulate the Emergency Management Plan for Significant Unexpected Events of Insurance Asset Management (including emergency management plan for significant unexpected events of all Entrusted Investment Categories) in accordance with applicable provisions issued by the CBIRC and provide it to Party A for record.

9.3

Party B shall formulate, establish and continuously improve relevant rules and systems. In particular, Party B shall establish risk isolation mechanisms between the Entrusted Investment Assets, the Entrusted Operation Assets and the assets owned by Party B or entrusted by other parties.

9.4

Party A and Party B shall co-chair the risk control meetings, to discuss and reach resolutions on issues requiring special attention, sudden events and important information. If either Party deems it necessary to hold such risk control meetings on issues requiring special attention, sudden events and important information, it shall have the right to convene such meetings and the other Party shall be obligated to cooperate.

10.	Inspection, Supervision and Review.

10.1

Party A may conduct on-site or off-site inspection and supervision of the management of the Entrusted Investment Assets and the Entrusted Operation Assets on a regular or non-regular basis, with inspection results linked to Party B’s assessment and evaluation, and Party B shall provide convenience and assistance therewith.

10.2

Party B shall cooperate with Party A in supervision and inspection by the Regulators in relation to the Entrusted Investment Assets and the Entrusted Operation Assets. Party B shall promptly notify Party A of the status of regulatory authorities’ inspection.

10.3	Party B shall assist the auditor personnel of Party A or engaged by Party A for the audit of entrusted assets in their work.

10.4

Party A may send representatives to Party B, who shall supervise and evaluate Party B’s performance of this Agreement and Investment Guideline on behalf of Party A. As long as Party B is not in violation of its confidentiality obligations to other entrusting parties, Party A may send a person to participate in Party B’s business meetings and business research related to matters in pre-investment stage of entrusted assets under this Agreement, and Party B shall give active cooperation. However, Party A’s representatives shall not interfere with normal investment management activities of Party B and Party B shall not be exempted from relevant responsibilities in connection with Entrusted Investment Management.

10.5

Supervision by Custodian. Party B shall be subject to the supervision of its investment activities by the Custodian designated by Party A, and cooperate with the compliance inspection by Custodian, check with Custodian the status of entrusted assets in a timely fashion, provide relevant information and be responsible for the truthfulness and accuracy of such information.

10.6

Performance Review. Party A shall, within ninety (90) business days after the submission of the annual final account data to Party A by Party B, review and evaluate the investment status of the Entrusted Investment Assets for that year and related services provided by Party B in accordance with this Agreement, Investment Guideline and related rules on investment performance review, to determine the plan for payment of floating fee and notify Party B in writing.

11.	Third Party Cost and Expense.

11.1

Third party cost and expense shall mean the cost and expense charged by a third party and incurred by Party B in performing the investment management and operating services under this Agreement, except for the investment management fee, product management fee, performance incentive fee, service fee for the operation and management of Real Estate and entrusted operation fee paid by Party A to Party B pursuant to Section 9 this Agreement.

11.2

The Parties agree and confirm that for the purpose of performing the entrusted investment management and operating services hereunder, third party cost and expenses as well as intermediary costs (including costs incurred as a result of retaining external lawyers, external auditors, external appraisers and other external professionals) for such entrusted investment management and operating services shall follow the principle of “the retaining party shall pay the cost”.

11.3

Party A shall be responsible for bank settlement expenses and such expenses shall be included in Party A’s cost. Bank settlement expenses refer to the bank expenses incurred for the transfer of funds from and to the Fund Accounts with which Party B manages entrusted funds of Party A as well as other account management fee and internet bank fee charged by banks.

11.4	Expenses such as fees for entrusted loan, fees for guarantee letter, trust channel fees and account escrow fees shall be included in investment costs.

11.5

For third party costs and expenses to be borne by Party A, Party B shall make a reasonable forecast during the investment decision process and notify in advance. Party A will not bear any third party cost and expense that is beyond such notified scope or that is increased due to Party B’s actual investment performance although within such notified scope.

12.	Conflicts of Interest and Prohibited Activities.

12.1

Party A hereby recognizes that, when Party B conducts investment management of entrusted assets and, at the same time, in regard to its own assets or the assets of any third party, conflicts of interest may arise in respect of (but not limited to) the distribution of resources, provision of services and allocation of investment opportunities.

12.2	When Party B determines in its professional judgment that there is an existing or possible conflict of interest, Party B shall notify Party A of such conflict of interest in a timely fashion.

12.3

Party B shall, in the principle of trust, fairness and reasonableness, take any necessary action or measure to deal with such conflicts of interest, to ensure that Party A’s legal interests are not damaged.

12.4	Party B shall not engage in any of the following activities:

12.4.1

Using the Entrusted Investment Assets and the Entrusted Operation Assets under this Agreement to pursue its own interest or the interest of any third party, in the event that Party B uses the Entrusted Investment Assets and the Entrusted Operation Assets to pursue its own interest or the interest of any third party, such interest so gained by Party B shall belong to the Entrusted Investment Assets and the Entrusted Operation Assets;

12.4.2	Without Party A’s prior written consent, transferring the right to manage the Entrusted Investment Assets or operate the Entrusted Operation Assets under this Agreement to any third party;

12.4.3

Without Party A’s prior written consent, lending the the Entrusted Investment Assets or any investment attributable to Party A or ownership documents or documents evidencing the rights to investments to any third party;

12.4.4	Without Party A’s prior written consent, conducting transaction between entrusted assets and its own assets or assets entrusted by it a third party;

12.4.5

Engaging in investment activities in the name of Party A using funds or assets not under the name of Party A, or engaging in investment activities in the name of others using funds or assets under the name of Party A;

12.4.6

Treating entrusted assets unfairly, including putting the transactions of Party B’s own business or other entrusted assets in prior order to the transactions of entrusted assets, or putting the business of any third party who has interested relationship with Party B in prior order;

12.4.7

Giving preferential consideration or arrangement to Party B’s own business or other entrusted assets, or the business of any third party who has interested relationship with Party B with respect to the arrangement of professionals;

12.4.8

Not providing to the investment managers responsible for Entrusted Investment Management and Entrusted Operation the information and support of the same adequacy as the information and support provided to investment managers responsible for management of other entrusted assets with respect to information technology, accounting and financial management, the review, analysis, research and consulting of investment risk;

12.4.9	Misappropriation of entrusted assets;

12.4.10	Mixing the management of assets of Party A with assets of other entities;

12.4.11	Engaging in such investment as maybe resulting in Party A’s undertaking of unlimited liability or credit transactions using the Entrusted Investment Assets and the Entrusted Operation Assets; or

12.4.12	Other activities prohibited by laws, regulations, regulatory provisions or this Agreement.

13.	Confidentiality.

13.1

Party B shall keep confidential any information relating to Party A or its Entrusted Investment Assets and Entrusted Operation Assets made known to Party B in the execution and performance of this Agreement, and without Party A’s prior written consent, Party B shall not disclose such information to anyone. Party B’s confidentiality obligation hereunder shall survive the invalidity, release or termination of this Agreement. However, the following information may be exempted: information publicly available; information obtained by Party B from other party who, to Party B’s knowledge, has no confidentiality obligation to Party A; information obtained not in connection with the performance of this Agreement; information required to be disclosed under laws, regulations, government or court orders or arbitration body’s request, provided that Party B shall, to the extent permitted by law and feasible, notify Party A in advance and state in the disclosure that “This is the commercial secret of the listed company and without the prior written consent of the listed company it shall not be disclosed to anyone”, and if Party B is required to disclose to court or arbitration body any confidential information, it shall also advise such court or arbitration body of Party A’s rights hereunder; disclosure for compliance with any securities trading rules; and other information whose disclosure is consented to by Party A in writing in advance. In this case, the information to be disclosed by Party B shall only be disclosed to the extent required by laws, regulations, and government or court orders or arbitration tribunals.

13.2

With respect to any information relating to Party A or the Entrusted Investment Assets and the Entrusted Operation Assets as described above under Section 13.1, Party B may use such information only for the matters provided in the Agreement and not for any purpose other than the purpose of this Agreement.

13.3

Party A shall keep confidential any commercial information or investment technique of Party B made known to Party A during the performance of this Agreement. Unless otherwise provided by laws, regulations or this Agreement, it shall not disclose or use such information in any way without Party B’s prior written consent. Party A’s confidentiality obligation hereunder shall survive the invalidity, release or termination of this Agreement. However, the following information may be exempted: information publicly available; information obtained by Party A from other party who, to Party A’s knowledge, has no confidentiality obligation to Party B; information obtained not in connection with the performance of this Agreement; information required to be disclosed under laws, regulations, government or court orders or arbitration body’s request, provided that Party A shall, to the extent permitted by law and feasible, notify Party B in advance”, and if Party A is required to disclose to court or arbitration body any confidential information, it shall also advise such court or arbitration body of Party B’s rights hereunder; disclosure for compliance with any securities trading rules; and other information whose disclosure is consented to by Party B in writing in advance. In this case, the information to be disclosed by Party B shall only be disclosed to the extent required by laws, regulations, and government or court orders or arbitration tribunals.

13.4	The references to Party A and Party B under this Section shall include, without limitation, Party A, Party B, and the directors, supervisors, employees, agents or agency of Party A or Party B.

14.	Breach of Contract and Indemnification.

14.1

Party A’s violation of its representations, warranties or other provisions hereunder shall constitute Party A’s breach of this Agreement. Party A shall indemnify Party B for direct losses suffered by Party B as a result of such breach. Party B shall be entitled to give Party A written notice to terminate this Agreement in the case of substantial losses caused by Party A’s breach. The Agreement shall be terminated on the thirtieth (30th) day following the receipt of such written notice by Party A, unless otherwise waived by Party B.

14.2

Violation by Party B (and Party B’s Subsidiary designated by Party B under Section 8.1.6 to perform the investment management hereunder) of Party B’s representations, warranties or other provisions hereunder and the written instructions given by Party A hereunder, shall constitute Party B’s breach of this Agreement, for which Party B shall promptly take remedy measures and be liable for compensating Party A for any direct losses incurred by Party A as a result of its breach. Party B shall indemnify Party A against substantial losses suffered by Party A as a result of such breach, and Party B shall not receive the investment management fee and the performance incentive fee (including floating management fee, performance fee for projects with non-fixed return) and entrusted operation fee for the current period if it has not made such indemnification or any unpaid portion of the above fees before making such indemnification . Party A shall be entitled to give Party B written notice to terminate this Agreement. The Agreement shall be terminated on the thirtieth (30th) day following the receipt of such written notice by Party B, unless otherwise waived by Party A.

14.3

In case of any loss on Party A’s Entrusted Investment Assets and Entrusted Operation Assets or bringing compliance risks to Party A due to failure of Party B (and Party B’s Subsidiary designated by Party B under Section 8.1.6 to perform the investment management hereunder) to fulfill the duty of care as a trustee such as willfulness, omission, negligence, error in operation, or flaws in provisions of agreements with a third party, system malfunction or employee’s fraud etc., Party B shall indemnify the direct loss resulting therefrom and assume appropriate civil liabilities.

14.4	In addition to bearing indemnification and civil liabilities in accordance with Sections 14.2 and 14.3 hereof, Party B shall establish relevant systems and measures for accountability internally.

14.5	The indemnification liability and civil liability of any party prior to the termination of this Agreement shall survive the termination.

15.	Force Majeure.

15.1

An event of force majeure refers to any circumstance that cannot be reasonably predicted, avoided and overcome. Such event cannot be reasonably controlled, predicted, or avoided even if predicted, and overcome by the affected Party, and occurs after the execution of this Agreement, which makes the performance of this Agreement in whole or in part impossible or impracticable as a matter of fact, including but not limited to any situation where performance is impossible without unreasonable expenditure, however, events which can be overcome by Party B’s catastrophe system shall be excluded.

15.2

If either Party fails to perform in whole or in part its duties under this Agreement due to an event of force majeure, the performance of such duties shall be suspended during the period of such event of force majeure.

15.3

A Party that claims that it has been affected by an event of force majeure shall notify the other Party of such event of force majeure in writing in the shortest period possible, and shall provide appropriate evidence of the existence and duration of such event of force majeure to the other Party within fifteen (15) days after its occurrence. A Party that claims that the performance of this Agreement is objectively impossible and impractical due to such event of force majeure shall take any reasonable measures to cure or lessen the effect caused by such event of force majeure.

15.4

When an event of force majeure occurs, both parties shall consult with each other regarding the performance of this Agreement. Once the event of force majeure or its effect ceases or is cured, both parties shall immediately resume the performance of their respective obligations hereunder.

16.	Termination.

16.1	This Agreement shall be terminated upon occurrence of any of the following events:

16.1.1	One Party’s breach of contract results in substantial loss of the other Party and the other Party requests to terminate this Agreement;

16.1.2	The term of the Agreement expires;

16.1.3	Both parties agree to terminate this Agreement;

16.1.4	When it is required by the Regulators or laws and regulations of the jurisdiction of listing venue to rescind the investment entrusting relation; or

16.1.5	Any party becomes insolvent or becomes subject to bankruptcy, liquidation, compulsory dissolution or receivership.

16.2	In the event that one Party terminates this Agreement, this Agreement shall be terminated on the thirtieth (30th) day following the receipt by the other Party of the written notice to terminate.

16.3	Obligations upon Termination.

16.3.1

Upon the termination of this Agreement, Party A may notify Party B in writing to handle the Entrusted Investment Assets and the Entrusted Operation Assets following all the steps set forth in the notice. Party B shall, in accordance with Party A’s requirements, assist Party A handling the Entrusted Investment Assets and the Entrusted Operation Assets on an honest and fiduciary basis.

16.3.2

Upon the termination of this Agreement, unless otherwise explicitly instructed by Party A, Party B shall not conduct any investment or send any instructions in regard to the Entrusted Investment Assets and the Entrusted Operation Assets.

16.4	Upon the termination of this Agreement, all of the responsibilities and obligations of Party A and Party B shall be terminated, except the followings:

16.4.1	Party B shall deliver the records relating to Party A or the Entrusted Investment Assets and the Entrusted Operation Assets under this Agreement to Party A or Party A’s authorized representatives;

16.4.2

Party B shall cooperate with Party A to transfer the Entrusted Investment Assets and the Entrusted Operation Assets to the new investment manager of Party A forthwith, and shall, at the request of Party A, transfer relevant materials to such investment manager in a timely and orderly fashion, and cooperate with Party A to complete other transfer work. Also, Party B shall submit the report on the investment operation of the Entrusted Investment Assets.

16.5

The termination of this Agreement shall not affect the rights of one Party over the other Party under laws, regulations or this Agreement, including, among other things, the claims to default, damages and compensation.

17.	Performance.

17.1

The transactions under this Agreement regarding entrusted management of insurance funds between Party A and Party B shall constitute connected transactions of Party A as described by the listing rules. According to the listing rules, such transactions shall be conducted only after obtaining an exemption from the Hong Kong Stock Exchange (“HKSE”) or upon the approval by independent shareholders, or on the condition of conforming with any other provisions concerning connected transactions in the listing rules. Therefore, the performance of this Agreement related to such connected transactions shall be subject to the approval of the HKSE or compliance with any other stipulations concerning connected transactions in the listing rules. Both Party A and Party B agree to observe the relevant stipulations of the listing rules.

The performance of this Agreement may cause Party A to carry out necessary procedures for approval and disclosure for complying with the Measures for the Administration of Related Transactions of Insurance Companies issued by the CBIRC, related listing rules of HKSE or Shanghai Stock Exchange (“SSE”) or other applicable regulatory rules. Party B shall be obliged to cooperate with Party A during the performance of such procedures.

Party A will provide necessary informational materials and practice trainings to Party B as required by Party B, so as to facilitate Party B’s effort in managing entrusted assets to identify connected transactions of Party A. Such informational materials include, without limitations: a list of connected persons of Party A, types of connected transactions of Party A, exemption applications under different market rules, announcement (disclosure), capped amounts of connected transactions as approved by independent shareholders as well as contact persons for connected transactions and reporting processes for connected transactions.

17.2

If the exemptions from the HKSE, SSE and CBIRC contain additional conditions, this Agreement shall be performed in accordance with such additional conditions. Both Party A and Party B agree to strictly observe such conditions.

17.3

Upon the effective date of the Agreement, both Parties shall take such further actions and measures as to fully and effectively perform this Agreement, including but not limited to determining the implementation plan or detailed measures in accordance with the principles provided herein and on the condition of not violating the provisions agreed upon herein. Within the authorization scope and the authorized cap amount decided by the Agreement and the Implementation Guidelines, Party A is not required to go through internal approval process unless otherwise required by outside regulation rules, Party A’s articles of association or other corporate governance documents. Party A shall simplify and facilitate relevant internal implementation process.

17.4	Upon effectiveness of this Agreement, the two parties hereto may enter into separate performance agreements and related power of attorney based on their business needs.

18.	Notices.

All notices relating to the Agreement shall be in writing and shall be delivered by overnight courier, fax or mail. Notices sent by overnight courier shall be deemed delivered upon delivery. Notices sent by fax shall be deemed delivered upon successful transmission, provided that a fax confirmation report produced by the fax machine showing the successful transmission of the notice is provided by the sending party. Notices sent by mail shall be deemed delivered on the third (3rd) business day after it has been posted (if the last day is a Sunday, or statutory holiday, such day shall be the next business day). Any notice shall become effective upon delivery.

The addresses of the parties for the delivery of notices are as follows:

China Life Insurance Company Limited	China Life Investment Management Company Limited
Address: China Life Plaza, 16 Financial Street, Xicheng District, Beijing Tel: 010-63633333 Fax: 010-	Address: 12/F China Life Center, 17 Financial Street, Xicheng District, Beijing Tel: 010-66581000 Fax: 010-

19.	Assignment.

Without prior written consents of both parties, this Agreement shall not be assigned. However, a Party may assign this Agreement to its successors and this Agreement shall be binding on such successors.

20.	Severability.

The invalidity, illegality or unenforceability of some provisions herein under applicable laws, regulations or certain special circumstances shall not affect the effectiveness, legality and implementation of other provisions herein.

21.	Governing Law and Dispute Resolution.

21.1	This Agreement shall be governed by, and interpreted and construed in accordance with the laws of PRC.

21.2

Any disputes arising from this Agreement or the execution, effectiveness or interpretation hereof or related to this Agreement shall be settled by both parties through friendly negotiations. If such negotiation fails within sixty (60) days of the dispute, either Party may submit such dispute to the court of competent jurisdiction where Party A is located.

21.3

When dispute occurs or is under a lawsuit, other than the matter in dispute, each Party shall still be entitled to exercise its other rights hereunder and shall still perform its other obligations hereunder.

22.	Effectiveness, Counterparts and Others.

22.1

After being approved by the independent shareholders at a shareholders meeting and duly executed by the two parties, this Agreement shall have a term of 2 years from January 1, 2022 to December 31, 2023. Unless either party sends a written notice to the other party not to renew this Agreement before the expiration of the term hereof or ninety (90) working days before the expiration of the renewal period, Party A and Party B agree to automatically renew this Agreement for one year without violating the listing rules of the venue where Party A is listed.

22.2

Any exhibit hereto shall be an integral part of this Agreement and constitute the entire agreement together with this Agreement, having the same legal effect as this Agreement, complied with by both parties.

22.3

This Agreement and exhibit hereto may be amended through negotiation between both parties. The amendment can only be made pursuant to a written agreement duly executed by legal representatives or authorized representatives of both parties and upon the approval of both parties through their respective corporate actions. If such amendment constitutes a material and significant change to this Agreement, it shall become effective only upon the notification of and procurement of approval from the HKSE and SSE, subject to the relevant provisions of the listing rules as in effect from time to time and the requirements of HKSE, and/or the shareholders’ general meeting of Party A, if applicable.

22.4

The two parties hereto agree that the Agreement shall be automatically renewed for one year if it is not in violation of the listing rules of the exchange where Party A is listed, unless either Party sends a written notice to the other Party stating its intent of not going to renew the Agreement before expiration of the term of the Agreement or at least ninety (90) business days before expiration of a renewal term.

22.5

Party B undertakes that, if, in entrusted investment and management agreements and/or entrusted operation agreements with insurance funds between Party B and other principals, such other principals are entitled to any preferential treatments or any treatments more favorable than those enjoyed by Party A, Party B shall offer the same treatments to Party A at the request of Party A. Party B shall notify Party A in writing within five (5) business days after its knowledge of the above favorable treatment. Upon Party A’s written request for the same favorable treatment, Party B shall agree and confirm such treatment in the form of supplementary agreement or memorandum.

22.6

This Agreement shall be executed in seven (7) counterparts, with two (2) held by each Party, one (1) filed with CBIRC, one (1) filed with SSE (if necessary), and one (1) filed with HKSE (if necessary). Each counterpart shall have the same legal effect.

22.7

Both parties shall solve the matters unaddressed herein through negotiation in accordance with applicable laws, regulations and regulatory requirements, and if necessary, may separately enter into supplementary agreement. Such supplementary agreement shall have the same legal effect as this Agreement.

Appendixes:

1. “Authorization and Entrustment Letter by China Life Insurance Company Limited”

2. “Power of Attorney from the Legal Representative of China Life Insurance Company Limited”

(This is a signature page only.)

Party A: China Life Insurance Company Limited (Seal)	Party B: China Life Investment Management Company Limited (Seal)

Legal Representative/ Authorized Representative (Signature)	Legal Representative/ Authorized Representative (Signature)

Appendix 1:

Authorization and Entrustment Letter by China Life Insurance Company Limited

To China Life Investment Management Company Limited,

According to the Asset Management and Operating Service Agreement between China Life Insurance Company Limited and China Life Investment Management Company Limited (the “Asset Management and Operating Service Agreement”), you are hereby authorized to use our insurance funds to engage in investment and operations in a professional manner and provide relevant management and administrative services for the Entrusted Investment Assets within the scope of authorization according to the Asset Management and Operating Service Agreement and the Investment Guideline. You are hereby authorized to use the seal of “China Life Investment Management Company Limited” for completing transaction related formalities and executing relevant legal documents within the scope of authorization according to the Asset Management and Operating Service Agreement and the Investment Guideline. In particular, you are authorized to:

1.	Carry out investment project screening, negotiation, due diligence and retention of intermediaries in relation to the Entrusted Investment Assets;

2.	Negotiate or discuss with counterparties, sign and execute investment agreements and related transaction documents;

3.	Establish project companies, special purpose vehicles (SPV), partnerships and other innovative legal entities in our name for the purpose of entrusted investment;

4.	Perform our obligations under investment agreements and related transaction documents and exercise or enjoy powers and rights thereunder;

5.	Complete external filing procedures in relation to the Entrusted Investment Assets;

6.

Complete closing procedures in relation to the Entrusted Investment Assets, including but not limited to changes in industrial and commercial registration and property registration, receive investment targets, and appoint directors, supervisors and officers to the invested companies;

7.

Carry out subsequent management work in relation to the Entrusted Investment Assets, including but not limited to engaging development and construction consulting agencies, operation and management companies and audit and evaluation firms;

8.	Handle matters in relation to project exits in relation to the Entrusted Investment Assets;

This authorization shall remain valid until December 31, 2024.

China Life Insurance Company Limited (Seal) Legal representative: (signature) Date: January 1, 2022

Appendix 2.

Power of Attorney from the Legal Representative of China Life Insurance Company Limited

To China Life Investment Management Company Limited,

This is to authorize Mr. Zhang Fengming to deal with matters in relation to investment of the Entrusted Investment Assets within the scopes set forth in the Asset Management and Operating Service Agreement between China Life Insurance Company Limited and China Life Investment Management Company Limited and the Investment Guideline for China Life Investment Management Company Limited, and complete transaction related procedures and execute appropriate legal documents on behalf of us.

This power of attorney shall remain valid until December 31, 2024.

China Life Insurance Company Limited (Seal) Legal representative: (Signature) Date: January 1, 2022